UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 22, 2008

	Exact name of registrant as specified	I.R.S.
	in its charter, state of incorporation,	Employer
Commission	address of principal executive offices,	Identification
File Number	Telephone	Number

1-16305	PUGET ENERGY, INC.	91-1969407
A Washington Corporation
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

1-4393	PUGET SOUND ENERGY, INC.	91-0374630
A Washington Corporation
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

___________

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 7.01  Regulation FD Disclosure

On August 22, 2008, a partial settlement of the electric and gas rate proceeding was filed with the Washington Utilities and Transportation Commission in which Puget Sound Energy was a signatory.  The Company issued the following press release:

PSE reaches settlement with all parties in General Rate Case being reviewed by the Washington Utilities and Transportation Commission

BELLEVUE, Wash. – Puget Sound Energy (PSE), utility subsidiary of Puget Energy (NYSE:PSD), today announced that the utility has reached settlement on all but one issue with every party in its General Rate Case (GRC) proceeding before the Washington Utilities and Transportation Commission (UTC). The UTC must still review the settlement before issuing its decision on the GRC request.
The parties that have reached the settlement with PSE include the UTC staff, the Public Counsel Section of the state Attorney General’s Office, the Industrial Customers of Northwest Utilities, Northwest Industrial Gas Users, Seattle Steam Company, The Energy Project, The Kroger Co., the Federal Executive Agencies, and Nucor Steel Seattle, Inc.
In the settlement stipulation filed today, the parties request that the UTC examine the settlement and the outstanding issue, PCORC (Power Cost Only Rate Case) mechanism, during hearings already set for the GRC review beginning on Sept. 2.
PSE filed the GRC request on Dec. 3, 2007, to increase electric and natural gas rates in late 2008 to allow the utility to recover large investments made in energy infrastructure in 2006 and 2007, which will continue to be needed to serve the growing region, as well as costs related to higher operating and power-supply expenses.
PSE’s request as reached in the settlement would annually provide an additional $130.2 million (a 7.1 percent increase) in electric revenue and $49.2 million (a 4.6 percent increase) in natural gas revenue to help the utility continue to provide safe and reliable customer service and meet continued growth demands in the utility’s 11-county, 6,000-square-mile service area of Western Washington.
More than one-half, or about $74 million, of the additional electric revenue recoups power-related expenses, with the remainder recovering costs for capital investments plus operating and maintaining the utility’s electric system. The bulk of the natural gas revenue request can be attributed to recovering costs for infrastructure investments to improve reliability and serve new customers.
“The revenues that would be provided by this settlement solely relate to recovering costs and providing the financial resources PSE needs to ensure safe and reliable service to a growing region,” said Eric Markell, PSE executive vice president and CFO. “No costs related to the proposed merger between PSE’s parent company, Puget Energy, and Puget Holdings LLC, a consortium of long-term infrastructure investors, are part of this settlement.”
If the rate case is approved by the UTC, effective Nov. 1, 2008, a typical household electricity bill (based on 1,000 kilowatt-hours of electricity) would increase 8.25 percent, or $7.65, a month. A typical natural gas bill (based on 68 therms), would increase 5 percent, or $4.15, a month. This would make PSE’s average monthly electric residential bill $100.41 and the average monthly natural gas residential bill $86.29. PSE’s maximum allowed return on equity would be set at 10.15 percent.

About Puget Sound Energy
Washington state’s oldest and largest energy utility, with a 6,000-square-mile service area stretching across 11 counties, Puget Sound Energy serves more than 1 million electric customers and 737,000 natural gas customers, primarily in western Washington. PSE, a subsidiary of Puget Energy (NYSE:PSD), meets the energy needs of its growing customer base through incremental, cost-effective energy conservation, low-cost procurement of sustainable energy resources, and far-sighted investment in the energy-delivery infrastructure. PSE employees are dedicated to providing great customer service to deliver energy that is safe, reliable, reasonably priced, and environmentally responsible. For more information, visit www.PSE.com.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.
PUGET ENERGY, INC.

PUGET SOUND ENERGY, INC.

By: /s/ Eric M. Markell
Dated: August 22, 2008	Eric M. Markell Executive Vice President and Chief Financial Officer